April 29, 2008
VIA EDGAR
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Principal Life Insurance Company Separate Account B (the “Registrant”) File Nos. 333-116220 & 811-02091
Dear Commissioners:
     Pursuant to Rule 461 under the Securities Act of 1933 (the “Act”), Principal Life Insurance Company, on behalf of itself and Principal Life Insurance Company Separate Account B, hereby requests acceleration of that post-effective amendment no. 8 to the registration statement electronically filed via Edgar on Form N-4 (File Nos. 333-116220 and 811-02091) pursuant to Rule 485(a) under the Act on April 29, 2008, and requests that said post-effective amendment be declared effective on May 1, 2008, or as soon thereafter as practicable.
     The undersigned is a vice president of the Registrant and is duly authorized to request accelerated effectiveness of the post-effective amendment to the registration statement.
     Please contact John W. Blouch (202-906-8714) or Aneal Krishnamurthy (202-906-8741) if you have any questions regarding this filing.
Sincerely,
/s/ Michael D. Roughton
Vice President and Associate General Counsel
Principal Life Insurance Company

cc:	John W. Blouch Aneal Krishnamurthy

April 29, 2008
VIA EDGAR
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Principal Life Insurance Company Separate Account B File Nos. 333-116220 & 811-02091
Dear Commissioners:
     Pursuant to Rule 461 under the Securities Act of 1933 (the “Act”), Princor Financial Services Corporation, the principal underwriter of the Principal Investment Plus Variable Annuity issued by Principal Life Insurance Company, hereby requests acceleration of that post-effective amendment no. 8 to the registration statement electronically filed via Edgar on Form N-4 (File Nos. 333-116220 and 811-02091) pursuant to Rule 485(a) under the Act on April 29, 2008, and requests that said post-effective amendment be declared effective on May 1, 2008, or as soon thereafter as practicable.
     The undersigned is counsel of Princor Financial Services Corporation and is duly authorized to request accelerated effectiveness of the post-effective amendment to the registration statement.
     Please contact John W. Blouch (202-906-8714) or Aneal Krishnamurthy (202-906-8741) if you have any questions regarding this filing.
Sincerely,
/s/ Sarah J. Pitts
Counsel
Princor Financial Services Corporation

cc:	John W. Blouch Aneal Krishnamurthy